Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-157726 and No. 333-127626 on Form S-8 of ACCO Brands Corporation, of our report dated June 23, 2017, appearing in this Annual Report on Form 11-K of ACCO Brands Corporation 401(k) Plan for the year ended December 31, 2016.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Oak Brook, Illinois
June 23, 2017